Exhibit 5.1

May 20, 2013

SVB Financial Group
3003 Tasman Drive
Santa Clara, California 95054

Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about May 17, 2013, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 additional shares of common stock of SVB Financial Group (the “Shares”) issuable pursuant to the terms of the SVB Financial Group 401(k) and Employee Stock Ownership Plan (the “Plan”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.
It is our opinion that, when issued and sold in the manner described in the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ WILSON SONSINI GOODRICH & ROSATI